                                                                   EXHIBIT 10.23



                                            February 16, 1999

Mr. Charles T. Fisher, III
Renaissance Center
Tower 100
Suite 3520
Detroit, Michigan 48243

Dear Chick:

     This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees:

     1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation ("AMR") and American Airlines, Inc. for the period January 1, 1999, through December 31, 1999, will be paid to you on a deferred basis as set forth below.

     2. Interest will be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

     3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon and to accrue on the portion unpaid from time to time will be paid to you in four installments as follows:

          a) on January 1, 2004, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;

          b) on January 1, 2005, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;

          c) on January 1, 2006, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;

          d) on January 1, 2007, 25% of the deferred fees and all interest accrued and remaining to be paid on such payment date.

     4. AMR's obligation to make payments pursuant to paragraph 3 hereof will not be released or modified by reason of your death. In the event of your death prior to the payments contemplated by paragraph 3 hereof, the amounts remaining will be paid to Charles T. Fisher, III, trustee, under the Charles T. Fisher, III Revocable Living Trust, dated March 24, 1988, as amended.

     5. This letter replaces in its entirety that letter dated January 11, 1999, regarding this subject matter.

     If the foregoing is satisfactory to you, please indicate by signing and returning one of the originals of this letter (I?m sending two).

                                            Very truly yours,



                                            Charles D. MarLett
                                            Corporate Secretary


Accepted and agreed:


-------------------------
Charles T. Fisher, III


-------------------------
Date